Exhibit 99.1

FOR IMMEDIATE RELEASE	No. 09-02
For more information contact: Ronald D. Mogel, Senior Vice President and Chief Financial Officer Phone: (337) 896-6664

OMNI ANNOUNCES FOURTH QUARTER AND FULL YEAR 2008 RESULTS

~ Reports diluted Q4’08 EPS of $0.13 before one-time items ~

CARENCRO, LA – MARCH 11, 2009 – OMNI ENERGY SERVICES CORP. (NASDAQ GM: OMNI) today announced 2008 revenue of $193.6 million, an increase of 12.2% over 2007. The Company reported a 2008 net loss of $13.6 million, or a loss of $0.72 per diluted share, compared to net income for 2007 of $10.2 million, or $0.40 per diluted share. The net loss for 2008 was due, in large part, to one-time charges which included a pre-tax goodwill and intangible impairment charge of $25.0 million related primarily to the Company’s equipment leasing and seismic services segments. Additionally, the net loss included a pre-tax charge for the impairment of fixed assets which are no longer in service of $0.4 million. The aggregate after-tax effect of these one-time, non-cash charges was $1.08 per fully diluted share. Excluding these one-time, non-cash charges, recorded in the fourth quarter, net income for 2008 would have been $7.6 million or diluted earnings of $0.38 per share.

Earnings before interest, taxes, depreciation, amortization, stock-based compensation and impairment charge (Adjusted EBITDA, as defined below) totaled $36.3 million, a 0.8% year over year decrease. There was no goodwill impairment charge in 2007. As previously reported, 2008 earnings were also affected by two major hurricanes and resulting business interruptions in the Gulf Coast region during the third quarter 2008, which the Company estimates decreased its earnings by $0.9 million, or $0.05 per diluted share. Additionally, 2008 earnings were impacted by $2.4 million, or $0.12 per diluted share, associated with the settlement of the Siemens litigation (in the first quarter of 2008). Please see the reconciliation of net income to Adjusted EBITDA at the end of this press release.

Fourth quarter revenue was $50.4 million, an increase of 22.0% over the fourth quarter of 2007. Fourth quarter net income was $2.5 million, or $0.13 per diluted share before the goodwill impairment charge. This compares to fourth quarter 2007 net loss of $1.5 million, or $0.08 per diluted share (there was no impairment charge in 2007). Adjusted EBITDA totaled $11.1 million, a 92.2% year over year increase.

Financial Highlights

— Revenues: Annual 2008 Revenues increased by $21.1 million, or 12.2%, to $193.6 million as compared to the full year 2007. During the year, the Company acquired BEG Liquid Mud Services Corp. (“BEG”) as well as Industrial Lift Truck and Equipment Co., Inc. (“ILT”) which were both accretive to revenue. These acquisitions offset a decrease in revenue in the environmental services segment during the year due in large part to hurricane activity in the Gulf of Mexico as mentioned above as well as reduced revenue in the seismic services segment as a result of more work being performed in the highland regions versus the higher revenue work in the transition zone.

— Operating Income: Annual 2008 Operating Income (before impairments) decreased by $1.6 million, or 6.7%, to $21.8 million as compared to the full year 2007. During the year, the Company acquired BEG and ILT, which were accretive to Operating Income but this was offset by reduced activity levels in our Seismic Services and our Equipment Leasing segments. Additionally, we incurred costs of $2.4 million associated with the settlement of the Siemens litigation.

— Net Interest Expense: Annual 2008 Net Interest Expense decreased by $0.1 million or 1.6%, to $6.8 million due primarily to reduced interest rates offset in part by increased debt in support of the BEG and ILT acquisitions. This expense included $1.4 million related to amortization of deferred loan cost.

— Income Tax Expense: The provision for income taxes for 2008 totaling $3.2 million on a loss before tax of $10.5 million is primarily due to the inability to tax effect a portion of the impairment charge previously detailed.

— Earnings Before Interest, Taxes, Depreciation and Amortization (including impairment charges), other income (expense), non-cash stock compensation and gain on debt extinguishment (“Adjusted EBITDA”): Annual 2008 Adjusted EBITDA was $36.3 million, 0.8% lower than the $36.6 million of Adjusted EBITDA reported for the comparable 2007 period. Adjusted EBITDA, which is a non-GAAP financial measure, is provided herein to assist investors to better understand the Company’s financial performance. See the reconciliation of net income (loss) to Adjusted EBITDA on the last page of this press release including a discussion of why the Company believes this non-GAAP financial measure is useful.

— Balance Sheet: Total debt was $73.1 million (excluding insurance financing) and cash and cash equivalents were $2.0 million (excluding restricted cash) for a net debt position of $71.1 million as of December 31, 2008. OMNI had available capacity on its revolver of $14.8 million ($2.8 million of which is currently being used to secure outstanding standby letters of credit and other contingencies) and outstanding revolver borrowings of $9.8 million in respect of this facility at the end of 2008 which has been included in the total debt amount reflected above.

Brian J. Recatto, President and Chief Executive Officer of OMNI, commented, “Notwithstanding challenging market conditions, we were pleased with our strong results in the fourth quarter and feel we achieved our performance goals established at the beginning of the year, which included geographic expansion, refinancing of our debt and enhanced integration of our operational business units. While we have experienced some reduced activity in early 2009, we will make every effort to maintain market share, operating margins and cash flow while striving for improved execution at the work location. We have been aggressively moving to align our cost structure with the current market conditions. Our management team recognized early that our customer spending was declining and started moving forward with cost reductions and maximizing billable hours and equipment utilization. We expect 2009 activity levels to continue to be unfavorably impacted until the volatile financial markets and commodity prices stabilize. We plan to be proactive in the areas of cost control, to continue to constantly monitor the needs of our clients, right-sizing our workforce, as needed, and to actively control operating cost in every business segment. Additionally, we plan to limit capital spending, reposition existing assets to be able to continue to generate solid results for all our divisions and look forward to capitalizing on opportunities in existing and new markets. Due to the current market volatility, we are unable to project 2009 Revenue, Adjusted EBITDA, and EPS (fully diluted) at this time.

Ronald D. Mogel, Senior Vice-President and Chief Financial Officer of OMNI added, “We currently forecast adequate capital resources to withstand the current economic slowdown and plan to diligently preserve our liquidity in order to be in a position to capitalize on growth opportunities when the demand for our services improves. Additionally, we feel comfortable with our leverage ratio (aggregate indebtedness for borrowed money to trailing twelve-month EBITDA) at the end of the year being 1.93 which, according to the pricing matrix within our senior credit facility, will reduce our cost of funds in the future.”

Headquartered in Carencro, LA, OMNI Energy Services Corp. offers a broad range of integrated services to geophysical companies engaged in the acquisition of on-shore seismic data and to oil and gas companies operating in the Gulf of Mexico as well as the prolific oil and gas producing regions of the continental United States of America. OMNI provides its services through five business segments: Seismic Services (including drilling, survey and permitting services), Environmental Services, Equipment Leasing, Fluid and Transportation Services and Other Services.

Forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that all forward-looking statements involve risks and uncertainties associated with the impact of the current economic climate, the timely conversion of seismic drilling backlog into revenue, the acceptance and use of OMNI’s environmental cleaning services, OMNI’s dependence on activity in the oil and gas industry, labor shortages, permit delays, dependence on significant customers, seasonality and weather risks, competition, technological evolution, the outcome of pending litigation, the continued growth of our environmental services and rental equipment business units, and other risks detailed in OMNI’s filings with the Securities and Exchange Commission.

OMNI ENERGY SERVICES CORP.

CONSOLIDATED STATEMENTS OF OPERATIONS

	YEAR ENDED DECEMBER 31,
	2006	2007	2008
	(In thousands, except per share data)
Operating revenue
Services	$82,819	$140,695	$149,559
Rentals	16,179	31,784	44,027

Total operating revenue	98,998	172,479	193,586
Operating expenses
Direct costs (exclusive of depreciation and amortization shown separately below)
Services	54,565	95,703	105,668
Rentals	5,265	14,549	21,807
Depreciation and amortization	5,660	10,761	13,313
General and administrative expenses (exclusive of depreciation and amortization shown separately above) (includes litigation settlement of $2,400 in 2008)	13,780	28,117	31,006

Total operating expenses	79,270	149,130	171,794

Impairment of goodwill and intangibles	—	—	25,047
Impairment of fixed assets	—	—	417

Operating income (loss)	19,728	23,349	(3,672)
Interest expense	(4,966)	(6,936)	(6,826)
Gain (loss) on debt extinguishment	15	(1,100)	120
Other income (expense)	233	360	(109)

Income (loss) before income taxes	15,010	15,673	(10,487)
Income tax benefit (expense)	6,805	(5,504)	(3,153)

Net income (loss)	21,815	10,169	(13,640)
Dividends on preferred stock	(488)	(503)	(489)
Non-cash charge attributable to beneficial conversion feature of preferred stock	(458)	(255)	—

Net income (loss) available to common stockholders	$20,869	$9,411	$(14,129)

Basic income (loss) per common share:
Net income (loss) available to common stockholders	$1.29	$0.52	$(0.72)

Diluted income (loss) per common share:
Net income (loss) available to common stockholders	$0.89	$0.40	$(0.72)

Number of weighted average shares:
Basic	16,190	18,077	19,740
Diluted	24,459	25,634	19,740

EBITDA consists of earnings (net income or loss) before interest expense, provision for income taxes, depreciation and amortization. Adjusted EBITDA includes other income (expense), non-cash stock compensation, impairments and gain or loss on debt extinguishment because these items are either non-recurring or non-cash. This term, as we define it, may not be comparable to similarly titled measures employed by other companies and is not a measure of performance calculated in accordance with U.S. generally accepted accounting principles (GAAP).

The Securities and Exchange Commission (SEC) has adopted rules regulating the use of non-GAAP financial measures, such as EBITDA and Adjusted EBITDA, in disclosures and press releases. These rules require non-GAAP financial measures to be presented with, and reconciled to, the most nearly comparable financial measure calculated and presented in accordance with GAAP.

Set forth below is a reconciliation of net income to Adjusted EBITDA. Management uses Adjusted EBITDA to measure the operating results and effectiveness of our ongoing business. We believe this measurement is important to our investors and financial analysts because it allows a more effective evaluation of the Company’s performance using the same measurements that management uses. Adjusted EBITDA is an indication of the Company’s ability to generate cash available to internally fund our expansion plans and service our debt obligations. This non-GAAP financial measure may not be comparable to similarly titled measurements used by other companies and should not be used as a substitute for net income (loss), earnings (loss) per share, operating cash flow or other GAAP operating measurements. The results shown below include results for the three months and year ended December 31, 2007 and 2008.

OMNI ENERGY SERVICES CORP.

OTHER FINANCIAL DATA

(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2007	2008	2007	2008
	(In thousands)
Net income	$(1,461)	$(19,087)	$10,169	$(13,640)
Plus (less):
Interest	2,039	1,594	6,936	6,826
(Gain) loss on debt extinguishment	97	(120)	1,100	(120)
Other income (expense)	(63)	(27)	(360)	109
Depreciation and amortization	3,025	3,537	10,761	13,313
Non-cash stock compensation	2,962	244	2,487	1,233
Impairment of goodwill and intangibles	—	25,047	—	25,047
Impairment of fixed assets	—	417	—	417
Income tax (benefit) expense	(839)	(535)	5,504	3,153

Adjusted EBITDA	$5,760	$11,070	$36,597	$36,338